IMPACT BIOMEDICAL INC.

EMPLOYMENT AGREEMENT

Frank D. Heuszel, CEO

This **EMPLOYMENT AGREEMENT** (this "***Agreement***"), dated and effective as of September 16, 2024, is between **Impact BioMedical Inc.**, a Nevada corporation (the "***Company***"), and **Frank D. Heuszel**, a resident of the State of Texas, having a mailing address of 20611 Prince Creek Dr., Katy, Texas 77450 (the "***Executive***").

WHEREAS, the Company desires to retain the services of Executive to serve as its chief executive officer ("***CEO***");

WHEREAS, the Executive is willing to serve the Company upon the terms, and subject to the conditions in this Agreement;

WHEREAS, the Executive has been serving as CEO of the Company since April 21, 2023, and prior to that time, as President of the Company, without an employment contract;

WHEREAS, the Executive and the Company desire to have an employment agreement between the parties so as to state the terms and conditions of employment, provide clarity as to the Executive's job responsibilities, the expectations of both Company and Executive;

NOW, THEREFORE, in consideration of the premises stated above and the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1. **Employment Terms**

(a) **Term of Employment.** The Company agrees to employ the Executive, and the Executive agrees to work for the Company, upon the terms set forth in this Agreement, for the period commencing on September 16, 2024 (the ***"Commencement Date"***) and ending on September 16, 2027 (the ***"Employment Term"***) unless such employment is otherwise terminated in accordance with this Agreement.

(b) **Title; Capacity.** The Company shall employ the Executive as its CEO, and as such, he will report exclusively to the Company's Board of Directors (the "***Board***"). The Executive shall have such duties and responsibilities as are customarily associated with such position and assigned to him by the Board. The Executive shall be a full-time employee and shall devote his best efforts to the foregoing. However, it is understood and allowed for the Executive to continue to serve on the board of directors of companies that are not in competition with or adversarial to the interests of the Company, as well as boards for not-for-profit and civic entities.

(c) **Duties.** The Executive shall devote his full business time, labor, skill and energy to the business and affairs of the Company and to performing his duties and

responsibilities to the Company. The Executive shall perform his duties and responsibilities to the Company diligently, competently, faithfully, and to the best of his ability. For the purposes hereof, the Executive understands and agrees that travel, including international travel, will constitute a material component of the Executive's duties. The Executive shall perform his duties at the Company's principal business office located at 1400 Broadfield Blvd., Suite 130, Houston, Texas 77084, or such other location as may be designated by the Board.

Notwithstanding the foregoing:

(i) The Executive may continue to practice law in the jurisdictions where he is licensed; and

(ii) The Executive may continue to serve on the boards of directors of other companies, including banks and bank holding companies, who are not in competition with or adversarial to the interests of the Company;

provided that, in either case, such other activities do not, as determined by the Board in its sole discretion, adversely affect the Executive's performance of his duties to the Company or the Company's business and affairs or create any conflicts of interest with respect to the Company.

2. Compensation.

(a) **Base Salary.** As compensation for his services, the Company shall pay the Executive a gross annual salary package, as follows: (i) Two Hundred Thousand United States Dollars (US$200,000.00) for the first year of the Employment Term; (ii) Two Hundred and Fifty Thousand United States Dollars (US$250,000.00) for the second year of the Employment Term; and (iii) Two Hundred and Fifty Thousand United States Dollars (US$250,000.00) for the third year of the Employment Term (the "***Base Salary***"). The Company will pay the Executive's Base Salary by check or authorized electronic bank deposit in twenty-four (24) equal semi-monthly installments each year, unless more frequent installments are required by applicable law, in which case installments will be paid more frequently. All payments made under this Agreement shall be made subject to applicable tax withholdings and other withholdings required by applicable law.

(b) **Mandatory Bonus.** In addition to the Executive's Base Salary, the Executive shall be awarded a mandatory bonus as follows: (i) One Hundred Fifty Thousand and 00/100 United States Dollars (US$150,000.00) for the first year of the Employment Term; (ii) One Hundred Thousand and 00/100 United States Dollars (US$100,000.00) for the second year of the Employment Term; and (iii) One Hundred Thousand and 00/100 United States Dollars (US$100,000.00) for the third year of the Employment Term (the "***Mandatory Bonus***"). The Executive must remain continuously employed by the Company pursuant to this Agreement through the anniversary date of each award date for the Mandatory Bonus to be fully earned by the Executive. Notwithstanding the preceding sentence, if the

Executive terminates his employment with the Company with or without "Good Reason" (as defined below in Section 5(c)), or if the Company terminates this Agreement without Cause, then the Mandatory Bonus shall be earned by the Executive in a prorated amount equal to (x) the number of complete months during that measured 12-month employment period that the Executive is employed by the Company pursuant to this Agreement, multiplied by (y) the applicable "Monthly Mandatory Bonus Amount".

Therefore for clarity, the "***Monthly Mandatory Bonus Amount***" shall equal: (i) Twelve Thousand Five Hundred and 00/100 United States Dollars (US$12,500.00) for each month of the Employment Term beginning with the first (1st) month of the Employment Term, and ending with the twelfth (12th) month of the Employment Term; and (ii) Eight Thousand Three Hundred Thirty-Three and 33/100 United States Dollars (US$8,333.33) for each month of the Employment Term beginning with the thirteenth (13th) month of the Employment Term, and ending with the thirty-sixth (36th) month of the Employment Term. If the Company terminates the Executive's employment for "Cause" (as defined in Section 5(b) below), then the Executive shall forfeit all rights under this Agreement to the any current period, unpaid Mandatory Bonus, and thus no Mandatory Bonus would be payable to the Executive for that current 12-month measuring period or any future unearned Mandatory Bonus period. The amount of the Mandatory Bonus earned by the Executive (if any) shall be paid to the Executive in a single lump sum within six (6) weeks following the end of the Agreement's annual anniversary date (*i.e. anniversary date will be defined as 09/16/2025, 09/16/2026, and final 09/16/2027.*) (the "***Payout Period***").

The Company may, within the Payout Period, at its sole discretion, if the Company's common stock price is trading above USD$3.00 per share closing price on the applicable anniversary date, elect to pay the amount of the Mandatory Bonus earned by the Executive in either cash or free trading, unrestricted shares of the Company's common stock, based on the preceding ten-(10)-day Volume Weighted Average Price (VWAP) from the date the Company elects to pay such amount in shares of the Company's common stock. If the Company elects to pay the amount of the Mandatory Bonus earned by the Executive in shares of its common stock, those shares shall be issued to the Executive within the Payout Period without any restrictions but net of any tax effect.

Any Mandatory Bonus paid to the Executive pursuant to this Section 2(b) shall be made subject to applicable tax withholdings and other withholdings required by applicable law; provided, however, that the Company may make or withhold any such tax payments on behalf of the Executive. The Executive is solely responsible for his individual tax liabilities. The Mandatory Bonus reflects the CEO's critical role in the organization's achievements and is designed to align leadership performance with the Company's strategic goals.

(c) **Discretionary Bonus.** In addition to the Executive's Base Salary, the Executive shall be eligible to be awarded discretionary bonuses that may be authorized and

declared by the Board to the Executive and/or to the senior management executives from time to time, at the Board's sole discretion. Such bonuses may be awarded either in cash or in shares of the Company's common stock ***("Shares")***. If an award is made in Shares (a ***"Stock Bonus"***), such award may be made under the Impact BioMedical 2023 Employee, Director and Consultant Equity Incentive Plan (the "***2023 Plan***"). Any such Stock Bonus shall be administered and issued pursuant to the terms and conditions of the 2023 Plan and in reliance on the registration statement on Form S-8 (file number 333-235745) dated December 30, 2019, and will be free trading if such shares of Stock Bonus meet all of the requirements of the applicable securities laws, including the Securities Exchange Act of 1934, as amended.

All grants of equity contemplated herein, including, but not limited to, all Stock Bonuses, shall be made subject to applicable tax withholdings and other withholdings required by applicable law; provided, however, that the Company may make or withhold any such tax payments on behalf of the Executive. The Executive is solely responsible for his individual tax liabilities. The Executive must be employed by the Company on the payment date in order to receive any such bonus.

(d) **Stock Options.** The Executive is hereby granted an option to purchase Shares (the ***"Option"***) pursuant to the 2023 Plan, as follows:

(i) For purposes of this Section 2(d), all defined terms, as indicated by the capitalization of the first letter of such term, shall have the meanings specified in the 2023 Plan unless otherwise defined herein.

(ii) Pursuant to the 2023 Plan and subject to the terms and conditions of the 2023 Plan and this Agreement, as of the Commencement Date (the ***"Grant Date"***), the Executive is granted the option to purchase from the Company all or any part of an aggregate of 300,000 Shares at a purchase price of $3.00 per Share (which is equal to the Fair Market Value per Share as of the Grant Date) (the "***Exercise Price"***).

(iii) The Option shall expire on the last normal business day of the Company that precedes the tenth anniversary of the Grant Date (the ***"Expiration Date"***).

(iv) The Option shall vest in thirty-six (36) equal monthly increments over the three-year period following the Grant Date, subject to the Executive remaining continuously employed by the Company through each such vesting date.

(v) The Option, to the extent vested, may be exercised at any time after the applicable vesting date and prior to the Expiration Date in accordance with the applicable provisions of the 2023 Plan.

3. **Benefits.**

(a) **Vacation Time**. The Executive shall be entitled to four (4) weeks paid vacation time per calendar year; *provided, however,* Executive shall not be able to take vacation time at any time that would materially interfere with the business or operations of the Company and unused vacation time during a year may not be rolled over into the next year or paid in cash or any other kind and therefore shall be forfeited without any compensation. Other terms of the Executive's vacation shall be subject to the Company's vacation policy, which may be amended from time to time.

(b) **Reimbursement for Expenses**. The Company shall promptly reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in accordance with his duties and responsibilities hereunder, including, without limitation, cell phone, internet and data usage, facsimile, home and office internet, travel, car allowance, lodging, mileage, business-related entertainment, and other customary charges incurred by Executive on behalf of the Company in the performance of his duties hereunder, upon the presentation by the Executive of an itemized account of expenses and supporting documentation for the incurrence thereof in accordance with the Company's policies from time to time in effect.

(c) **Benefit Plans**. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "***Employee Benefit Plans***"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Employee Benefit Plans include without limitation the Company's healthcare coverage and 401(k) plan. Participation in any insurance plan or coverage under any insurance policy shall be conditioned upon the Executive's satisfaction of all conditions and requirements imposed by the insurer or by the terms of any applicable policy or plan. Nothing in this Agreement shall be construed as requiring the Company to establish or continue any particular benefit plan or practice, and the Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(d) **Offices and Support**. During the Employment Term, the Company shall provide the Executive with office space, appropriate furniture, cellular telephone, office internet, computers, printers and peripherals, and other customary support necessary to carry out his job duties.

4. **Deferred Compensation Arrangement**

(a) **Elective Deferrals.** For each full calendar year during the Employment Term, the Executive may elect to defer all or a portion of the Executive's Base Salary to be paid by the Company for such calendar year (an ***"Elective Deferral"***) by completing and filing an appropriate election form with the Company no later than

December 31 of the preceding calendar year. For calendar year 2024, the Executive may make an Elective Deferral for Base Salary earned between the Commencement Date and December 31, 2024, by completing and filing an appropriate election form with the Company no later than thirty (30) days after the Commencement Date. Elective Deferrals shall be credited to a bookkeeping account (the ***"Deferral Account"***) maintained by the Company on behalf of the Executive pursuant to this Agreement.

(b) **Elections.** An Elective Deferral election will be effective only with respect to installments of Base Salary for payroll periods beginning after the payroll period in which the election form is received by the Company. Each election form shall specify, with respect to the associated Elective Deferral:

(i) the amount of the Elective Deferral for the calendar year or portion thereof, expressed as a dollar amount or a percentage of the Executive's Base Salary for the calendar year or the portion thereof to which the election relates; and

(ii) the time and form of payment of the Elective Deferral, from among the options stated in subsection (c).

An election may be modified or canceled before the calendar year to which it applies has begun, but after such calendar year has begun, an election may not be modified or canceled except as provided in subsection (d). A new election must be made for each calendar year, and no elections will carry over and be effective with respect to succeeding calendar years.

(c) **Time and Form of Payment Options.** The Executive's Elective Deferrals for a calendar year may be paid in any of the times and forms described in this subsection (c), as elected by the Executive in each election form.

(i) Time of Payment. The Executive may elect to receive or begin to receive his Elective Deferrals for a calendar year:

(A) upon his "***Separation from Service***" (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company;

(B) at a date or age specified in the Election Form that is at least two years after the date of the election (a ***"Specified Payment Date"***); or

(C) upon the earlier of a Specified Payment Date or his Separation from Service.

(ii) Form of Payment. The Executive may elect to receive or begin to receive his Elective Deferrals for a calendar year:

(A) in a lump sum distribution paid within thirty (30) days of the Executive's Separation from Service or the Specified Payment Date; or

(B) in substantially equal monthly installments over a period of twelve (12) months, beginning on or about the Executive's Separation from Service or the Specified Payment Date.

(iii) Payments upon the Executive's Death. Upon the Executive's death before the full distribution of his Elective Deferrals, the balance of his Deferral Account or the unpaid installments (if he has begun receiving all or a portion of his Deferral Account in installments) shall be paid to the individual the Executive designates as his beneficiary in an election form delivered to the Company or, if no beneficiary is designated, to the Executive's estate.

(iv) Specified Employee. Notwithstanding the foregoing, if the Executive is a "specified employee" of the Company and the Company's shares are publicly traded within the meaning of Section 409A of the Internal Revenue Code and the regulations and IRS guidance thereunder (***"Section 409A"***), any payments of deferred compensation that would otherwise be paid upon the Executive's Separation from Service shall be delayed and paid or provided on the earlier of (A) the date which is six months after the Executive's Separation from Service", or (B) the date of the Executive's death.

(d) **Modifications to Elections.**

(i) Once made, an election by the Executive as to the time and form of payment that has become irrevocable as provided for in subsection (b) (i.e., on January 1 of the year to which the election applies), may not be modified or canceled by the Executive except in accordance with this subsection (d).

(ii) The Executive may not accelerate any payment under an election as to the time and form of payment that has become irrevocable.

(iii) The Executive may, however, further defer the time of payment or change the form of payment under an election that has become irrevocable under the following conditions (provided that in each case the Company consents to such further deferral or change of form):

The Executive can modify the form of payment under an election if: (A) the modification is made at least twelve (12) months prior to its effective date; and (B) the first payment under the new form of payment is at least five (5) years after the date the first payment would otherwise have been made.

5. Termination of this Agreement.

(a) **Death or Extended Disability.** If Executive dies while employed pursuant to this Agreement, this Agreement shall terminate immediately, but the Company shall pay to Executive's estate the compensation that otherwise would be payable to him through the end of the month in which his death occurs. If Executive is unable to perform with reasonable accommodation his normal duties for the Company by

reason of mental or physical illness or incapacity for a period or periods aggregating four (4) months in any calendar year, then the Company may terminate Executive's employment under this Agreement by notice to him or his personal representative.

The determination of disability and the dates of any such disability shall be made by a physician selected by Executive and a physician selected by the Company; provided, however, that if the two (2) physicians so selected shall disagree, the determination of disability for purposes of this Section 5(a) only shall be submitted to arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association and the decision of the arbitrator shall be binding and conclusive on both Executive and the Company.

(b) **Termination by the Company For Cause.** The Company may terminate the Executive's employment for "Cause" (as defined below) at any time and without advance notice, except as specifically stated below.

For purposes of this Agreement, the term "Cause" shall mean any of the following: (i) material failure by the Executive to carry out the instructions of the Board; (ii) the material breach by Executive of any of the terms or provisions of this Agreement or any other agreement between Executive and the Company, which breach is not cured within fifteen (15) days after receipt of written notice thereof from the Company, (iii) Executive's failure or refusal to perform the Executive's duties and responsibilities under this Agreement which such conduct is not cured within fifteen (15) days after receipt of written notice thereof from the Company; (iv) conduct by the Executive which results in or substantially contributes to any criminal liability of the Company; (v) the Executive's conviction of, or entry of a plea of guilty or nolo contendere to, a crime constituting a felony; or (vi) any act of fraud, embezzlement or willful breach of fiduciary duty by the Executive.

(c) **Termination By the Executive for "Good Reason."** The Executive may terminate this Agreement and his employment hereunder for Good Reason in accordance with this Section 5(c). For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the following events without the Executive's consent: (i) a material and continuing diminution in the Executive's authority, duties or responsibilities under this Agreement relative to his authority, duties or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company of the Executive's Base Salary, other than a reduction made as part of a reduction in all or substantially all of the Company's executive officers; or (iii) any other material breach by the Company of its obligations to the Executive under this Agreement; provided, however, that such termination by the Executive shall only be deemed to have been for Good Reason only if:

(i) the Executive gives the Company written notice of his intent to terminate for Good Reason within forty-five (45) days following the first occurrence of the conditions or circumstances that the Executive alleges to constitute

Good Reason, which notice shall adequately specify and describe such conditions or circumstances;

(ii) the Company fails to remedy such conditions or circumstances within thirty (30) days following receipt of the written notice (the ***"Cure Period"***); and

(iii) the Executive terminates his employment within thirty (30) days following the end of the Cure Period.

(d) **Termination Without Cause or Good Reason.** If the Company terminates this Agreement without Cause or Executive terminates this Agreement without Good Reason (as defined below), the terminating party shall give the other party at least ninety (90) days' advance notice. The parties recognize and agree that the Company's failure to state a cause does not necessarily mean that no cause exists and that the decision to terminate without stating a cause is merely an option that the Company may elect in its sole discretion to terminate the employment relationship and this Agreement. The Company may, in its sole discretion, pay Employee his Base Salary for such 90-day period in lieu of providing the notice described in this subsection (d).

(e) **Effect of Termination.** Unless otherwise set forth in this Agreement, if this Agreement is terminated for any reason, including by reason of the Executive's death or the termination of this Agreement by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled only to (A) any accrued and unpaid Base Salary earned through the effective date of termination, (B) any accrued and unpaid Mandatory Bonus, (C) any awarded but unpaid Discretionary Bonus, (D) any unreimbursed business expenses incurred through the effective date of termination, and (E) any vested benefits determined by the company to be owed to the Executive under the Employee Benefit Plans (collectively, the ***"Earned Amounts"***). All compensation, bonuses and benefits other than the Earned Amounts, including but not limited to any accrued and unused vacation, and any unvested Options shall terminate and be forfeited as of the effective date of termination.

6. Restrictions Respecting Confidential Information, Compliance, etc.

(a) **Acknowledgment of Executive**. The Executive acknowledges and agrees that by virtue of the Executive's position and involvement with the business and affairs of the Company, the Executive will develop substantial expertise and knowledge with respect to all aspects of the business, affairs and operations of the Company and will have access to all significant aspects of the business and operations of the Company and to confidential and proprietary information of the Company. As such, the Executive acknowledges and agrees that the Company would be damaged if the Executive were to breach or threaten to breach any of the provisions of this Section 6 or if the Executive were to disclose or make unauthorized use of confidential and proprietary information of the Company or otherwise engage in the activities prohibited by this Section 6. Accordingly, the Executive expressly acknowledges

and agrees that the Executive is knowingly and voluntarily entering into this Agreement, and that the terms, provisions and conditions of this Section 6 are fair and reasonable and necessary to adequately protect the Company and its business.

(b) **Confidentiality.** The Executive agrees that during the Employment Term and thereafter, the Executive will not, without the prior written consent of the Company, disclose to any unauthorized person or use for his own account any of the Company's trade secrets or other confidential information, except to the extent that such information has become public knowledge through no fault of the Executive or is otherwise lawfully acquired from sources not bound by a confidentiality agreement with the Company. The Executive shall use his best efforts to prevent the unauthorized disclosure of such information.

(c) **No Solicitation**. During the Employment Term and for twelve (12) months after Executive ceases to be employed by the Company for any reason, Executive shall not, directly or indirectly, solicit to employ, or employ for himself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was an officer, director or employee of, or consultant or advisor to, the Company, or any subsidiary or affiliate of the Company, as of the date of the termination of Executive's employment with the Company or during the preceding six (6) month period, or solicit any such person to leave such person's position or join the employ of, or act in a similar capacity with, another, then or at a later time. Such restriction does not apply to family members or if such employee or consultant was terminated from employment or had resigned from employment prior to the contact was initiated.

During the Employment Term and for twelve (12) months after Executive ceases to be employed by the Company for any reason, Executive shall not solicit or take away business opportunities or clients of the Company or any subsidiary or affiliate of the Company with whom the Employee engaged while employed by Employer, without the Company's prior written permission.

(d) **No Limitation**. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

(e) **Interpretation of Restrictions**. The Executive acknowledges that the type and periods of restriction imposed by this Section 6 are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and are given as an integral part of the transactions contemplated hereby. If any of the covenants in this Section 6 or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein, which shall be given full effect, without regard to the invalid portions. In

the event that any covenant contained in this Agreement shall be determined to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(f) **Severability of Covenants**. The Executive acknowledges and agrees that the provisions of this Section 6 are reasonable and valid in all respects. If any tribunal of the proper jurisdiction determines that any of the provisions of this Section 6 or any part thereof, is invalid or unenforceable because of the duration or scope of such provision, such tribunal shall modify any such unenforceable provision as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law; and/or if any particular provision herein shall be adjudicated to be prohibited, invalid or unenforceable, such that it cannot be amended to be enforceable, then such provision shall be deemed null and void, but shall not invalidate or render unenforceable any other provision contained within this Agreement, and the remainder of this Agreement shall be deemed and remain fully valid and enforceable.

(g) **Compliance with Human Resources Employee Manual:** The Executive agrees to comply with the Company's Human Resources employee manual, including any policies and procedures adopted and approved therein, as may be amended from time to time, provided however that to the extent the Human Resources Manual, in its current form at the time of the execution of this Agreement or with regard to any amendments thereafter made, contradicts this Agreement, this Agreement's terms and provisions shall prevail.

7. Arbitration.

(a) Any dispute involving Executive's employment with Company, the termination of such employment, any of the terms or conditions of this Agreement or any other agreement between the parties, shall be resolved by final and binding arbitration before one arbitrator designated by the American Arbitration Association, pursuant to the then prevailing rules of the AAA for the resolution of employment disputes, whose decision shall be final and binding and subject to confirmation in a court of competent jurisdiction in which the prevailing party may be awarded reimbursement of the arbitration filing fees and fees of the arbitrator. The proceedings shall be conducted in English. Any evidence shall be translated into English at the expense of the party offering the evidence and the costs of translation shall be recoverable as a cost by a prevailing party. The arbitrator shall have authority to grant injunctive relief, including a temporary restraining order or preliminary injunction, to the extent permitted by the AAA rules.

(b) The parties agree that legal process for purposes of arbitration or any legal proceedings may be served upon any party, anywhere in world, by means of: (a)

U.S. First Class Mail or its equivalent; or (b) courier, such as Federal Express, or (c) physical service; or (d) any effective means provided for under AAA rules that will provide the party(ies) with actual notice.

(c) The Executive cannot participate in a representative capacity or as a member of any class of claims pertaining to any claim subject to the arbitration provision in this Agreement. There is no right or authority for any claims subject to this arbitration policy to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated. Such claims are prohibited. Furthermore, claims brought by or against either the Executive or the Company may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.

8. Miscellaneous.

(a) **Notices.** Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) three (3) days after being sent by certified mail, return receipt requested, or (iii) one (1) day after being sent by a reputable overnight courier service. Notices to the Executive shall be sent to the address listed above. Notices to the Company shall be sent to its principal executive office, as of the date of this Agreement being 1400 Broadfield Blvd., Suite 130, Houston, Texas 77084.

(b) **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that state, without regard or reference to its principles of conflicts of laws. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of Texas, or the United States District Court for Texas, with respect to any non-arbitrable claim, suit, action or proceeding arising out of or relating to this Agreement and with respect to any action to enforce the terms of the arbitration clause herein. Each of the parties unconditionally and irrevocably waives any right to contest the venue of said courts or to claim that said courts constitute an inconvenient forum. Each of the parties unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement.

(c) **Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by fax, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(d) **Section 409A.** It is intended that this Agreement will comply with Section 409A, and this Agreement shall be interpreted and construed on a basis consistent with

such intent. To the extent that any provision of this Agreement would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion and without requiring Executive's consent, make such modifications to this Agreement or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall in no event be obligated to pay any interest, compensation, or penalties in respect of any such modifications. The Executive acknowledges that the Company is authorized to amend this Agreement, to void or amend any election made by the Executive under this Agreement, and/or to delay the payment of any amount or benefit under this Agreement, in each case, in such manner as may be determined by the Company, in its sole and absolute discretion, to be necessary and appropriate to comply with Section 409A. The Executive hereby releases and holds harmless the Company, its directors, officers, and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees, or other liability incurred by the Executive as a result of the application of Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax effect for the Executive's compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A. If all or part of the Executive's Account is payable in installments, each installment shall be treated as a "separate payment" for purposes of Section 409A.

(e) **Assignment.** This Agreement is personal to the Executive and shall not be assigned by the Executive. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

(f) **Amendments.** This Agreement may not be orally modified. This Agreement can be modified only by a written document, signed by the Executive and the Company.

(g) **Entire Agreement.** This Agreement contains the entire agreement of the parties hereto concerning the subject matter contained herein and supersedes any other prior written, or oral, agreements between them. There are no representations, agreements, arrangements or understandings between the parties hereto concerning the subject matter of this Agreement, whether oral or written, which are not fully expressed or referenced in the Agreements, and no unexecuted drafts of this Agreement or any notes, memoranda or other writings pertaining hereto shall be used to interpret any of the provisions of this Agreement.

(h) **Headings.** The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(i) **Executive's Representations and Warranties.** The Executive represents and warrants (i) that the Executive has read this Agreement and understands that this is an important legal document, (ii) that the Executive has been advised of his right to seek independent legal counsel in connection with the negotiation and execution of

this Agreement and (iii) that the Executive has either retained and has been represented by such legal counsel or has knowingly and voluntarily waived his right to such legal counsel and desires to enter into this Agreement without the benefit of independent legal representation.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date stated below, but effective as of September 16, 2024.

IMPACT BIOMEDICAL INC.

Elise Brownell — 10/3/2024

(Signature) (Date)

Director and Chair, Compensation Committee

(Title)

Elise Brownell

(Print name)

EXECUTIVE

Frank D. Heuszel — Sept. 30, 2024.

(Signature) (Date)

Frank D. Heuszel